U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------
                         PHYLLIS MAXWELL'S GROUPS, INC.
                 (Name of Small Business Issuer in Its Charter)

               New York                                  7990                                13-3526402
    (State or Other Jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
    Incorporation or Organization)               Classification Code)                  Identification Number)

                           SUITE 1807 - 1501 BROADWAY
                        NEW YORK, NY 10036 (212) 768-2990
    (Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Executive Offices)

                                 PHYLLIS MAXWELL
                       C/O PHYLLIS MAXWELL'S GROUPS, INC.
                           SUITE 1807 - 1501 BROADWAY
                        NEW YORK, NY 10036 (212) 768-2990
 (Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                        Copies of all correspondence to:
                              JOSEPH SIERCHIO, ESQ.
                             SIERCHIO & ALBERT, P.C.
                              150 EAST 58TH STREET
                            NEW YORK, NEW YORK 10155

                             -----------------------

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

                              --------------------

If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier Registration Statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
----------------------------------- ------------------------ ------------------------ --------------------------- ----------------
Title Of Each Class Of Securities   Number of Shares To Be   Proposed Maximum         Proposed Maximum            Amount of
To Be Registered                    Registered               Offering Price Per       Aggregate Offering Price    Registration
                                                             Share                                                Fee
----------------------------------- ------------------------ ------------------------ --------------------------- ----------------
Common Stock, $.0001 par            1,000,000                $0.05         (1)        50,000                      $13.20
value
----------------------------------- ------------------------ ------------------------ --------------------------- ----------------

(1)  Calculated in accordance with Rule 457(o) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.


                         PHYLLIS MAXWELL'S GROUPS, INC.

                                1,000,000 SHARES

                                  COMMON STOCK

                           --------------------------

     There is no trading market for our common stock; it is not listed on any national securities exchange, the Nasdaq stock market, or the over the counter market.

                              --------------------

           See "Risk Factors" beginning on page 6 for a discussion of material issues to consider before purchasing our common stock.

                              --------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

------------------------------- ---------------------------- ---------------------------- ----------------------------
                                Price to the Public(1)       Maximum Commissions(1)       Proceeds to the Company
------------------------------- ---------------------------- ---------------------------- ----------------------------
Per Share                                  $0.05                         -0-                      $50,000.00
------------------------------- ---------------------------- ---------------------------- ----------------------------
Total 1,000,000 Shares                  $50,000.00                       -0-                      $50,000.00
------------------------------- ---------------------------- ---------------------------- ----------------------------

(1) We are offering the shares directly on an all or none best efforts basis. The offering will end 90 days from the date of this prospectus unless it is terminated by us on such earlier date as we may deem appropriate or if extended by us for an additional 30 days, in our sole discretion and without notice .

             The date of this prospectus is ________________, 2000.

                                TABLE OF CONTENTS


Prospectus Summary............................................................5
Risk Factors..................................................................6
Cautionary Note Regarding Forward-Looking Statements..........................9
Use of Proceeds...............................................................9
Arbitrary Determination of Offering Price....................................10
Dilution.....................................................................10
Plan of Distribution ........................................................12
Selected Financial Data......................................................13
Management's Discussion and Analysis of Financial
  Condition and Results of Operations........................................14
Business.....................................................................17
Legal Proceedings............................................................20
Management...................................................................20
Executive Compensation.......................................................21
Principal Shareholders.......................................................22
Description of Capital Stock.................................................22
Limitation of Liability and indemnification matters..........................24
Interest of Named Experts and Counsel........................................25
Legal Matters................................................................25
Experts......................................................................25
Where You Can Find Additional Information....................................25
Index to Financial Statements................................................26

                               PROSPECTUS SUMMARY

     Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including the section titled "Risk Factors" and our financial statements and the related notes, before deciding to invest in our common stock.

Phyllis Maxwell's Groups, Inc.

     Our company purchases tickets for Broadway and Off-Broadway productions for groups of 20 or more in New York. We offer tickets for those productions which meet certain criteria such as critical acclaim, wide audience appeal and significant content and entertainment.

     We also provide our customers with general information and recommendations on the various productions and theatre events based upon suitability for each client, critical reviews and word of mouth.

     Our offices are located at 1501 Broadway, New York, New York 10036. Our telephone number at our corporate offices is (212) 768-2990.

The Offering

Common  stock  offered  by  selling         1,000,000 shares
shareholders

Common  stock  to  be  outstanding          11,500,000 shares
after  this  offering

Use of proceeds                             The proceeds from the sale of the
                                            shares in this offering will be
                                            utilized to substantially expand
                                            our web site, implement new
                                            marketing programs, and for the
                                            general expansion of our business
                                            through greater use of the
                                            internet.

Term of Offering                            90 days (subject to our right to
                                            extend the offering for an
                                            additional 30 days or to earlier
                                            terminate the offering, all without
                                            notice.)

                                  RISK FACTORS

     You should consider carefully the following risks before you decide to buy our common stock. Our business, financial condition or results of operations could be materially and adversely affected by any of the following risks.

Our recent revenue growth may not continue in the future.

     There can be no assurance that the revenue growth we have experienced in recent periods will continue or increase. The prediction of our future results is difficult and, therefore, our recent revenue growth should not be taken as an indication of any growth that can be expected in the future.

     To the extent that revenues do not grow at anticipated rates, or that we are unable to secure or retain large contracts similar to those obtained in prior periods, our business, results of operations and financial condition would be materially and adversely affected.

Our success in expanding our business depends upon the widespread acceptance of the internet as a key source for additional customers.

     Currently, only a small portion of our customers are solicited by internet. Our company is listed as a source for group tickets on 6 web sites. Our growth strategy business is based on the premise that a significant portion of the theatre-going public will seek to obtain tickets via the Internet. If that does not occur, or if it occurs more slowly than expected, our anticipated increase in sales will be materially and adversely affected or not develop at all.

Internet access problems and failures could adversely affect our business.

     We currently solicit only a small portion of our sales via the internet. Our services are currently listed on 6 web sites and approximately 400 search engines. Any persistent problems, failures or disruptions on those web sites or on Internet access provided by third parties in general could materially and adversely affect our growth strategy.

It is unclear how any existing and future laws enacted will be applied to the internet industry and what effect such laws will have on us.

     We are seeking to expand our technological capabilities to enable us to provide our services on the Internet. A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including, but not limited to, online content, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. Additionally, it is uncertain how existing laws will be applied by the judiciary to the Internet. The adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet, which could in turn decrease our potential growth, and the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

Our long term liquidity and capital resources are uncertain.

     In the event that our cash reserves are depleted, we may need to seek additional capital. If we do, there can be no assurance that we will be successful in raising a sufficient amount of additional capital or in internally generating a sufficient amount of capital to meet our long term requirements. If we are unable to generate the required amount of additional capital, our ability to meet our obligations and to continue our operations may be adversely affected.

We may not be able to compete successfully against current and future competitors.

     We currently compete with at least 17 companies in the New York City area, who provide similar services to ours. Many of these, such as TDI and the Shubert and Nederlander Theatres, may have significantly greater financial resources, name recognition, and technical and marketing resources, and virtually all of them are seeking to improve their technology, products and services. In addition to our existing competitors, if we successfully implement our planned expansion strategy, we will also be competing with such larger companies as ticket master. We can not assure you that we will have the financial resources or the technological expertise to successfully meet this competition.

We are controlled by our officers, directors and entities affiliated with them.

     In the aggregate, Phyllis Maxwell, our president, owns 95% of our issued and outstanding shares of common stock. Mrs. Maxwell will be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combinations transactions.

Our future performance is dependent on our ability to retain key personnel.

     Our performance is substantially dependent on the performance of our senior management and sales personnel. In particular, our success depends on the continued efforts of our president, Phyllis Maxwell and our vice president, Mr. Richard Kelley. Mrs. Maxwell has 22 years of experience and a strong relationship with box office personnel and customers. Mr. Kelley has thirty years of experience as a company manager and theatre treasurer and he has an extensive knowledge of theatre. Both Mrs. Maxwell's and Mr. Kelley's knowledge of theatre and reputation are sought by clients. The loss of the services of either of Mrs. Maxwell or Mr. Kelley could have a material adverse effect on our business, results of operations and financial condition. We do not have employment agreements in place with our senior management or key employees.

Our management is inexperienced in managing a public company.

     Our current management has not had any previous experience managing a public company or a large operating company. There can be no assurance that we will be able to effectively manage the expansion of our operations, that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to fully exploit the market opportunity for our products and services. Any inability to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

The value and transferability of our shares may be adversely impacted by the limited trading market for our shares and the penny stock rules.

     There is no current trading market for our shares and there can be no assurance that a trading market will develop, or, if such trading market does develop, that it will be sustained. To the extent that a market develops for our shares at all, they will likely appear in what is customarily known at the "pink sheets" or on the NASD Bulletin Board, which may limit their marketability and liquidity.

     To date, neither we nor anyone acting on our behalf has taken any affirmative steps to request or encourage any broker/dealer to act as a market maker for our shares. Further, we have not had any discussions with any market maker regarding the participation of any market maker in the future trading market, if any, for our shares. In addition, holders of our common stock may experience substantial difficulty in selling their securities including as a result of the "penny stock rules," which restrict the ability of brokers to sell certain securities of companies whose assets or revenues fall below the thresholds established by those rules.

Future sales of shares may adversely impact the value of our stock.

     The total amount of shares covered by this prospectus would represent approximately 10% of the number of our outstanding shares on the date of this prospectus. If required, we will seek to raise additional capital through the sale of our common stock. Future sales of shares by us could cause the market price of our common stock to decline.

The offering price of our shares was arbitrarily determined by us.

     Prior to this offering, there has been no public trading market for our shares. The initial public offering price of our shares has been arbitrary determined by us and does not bear any relationship to established valuation criteria such as assets, book value or prospective earnings. Among the factors considered by us were the proceeds to be raised by the offering, the lack of trading market, the amount of capital to be contributed by the public in proportion to the amount of stock to be retained by present stockholders and our relative requirements.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains statements that plan for or anticipate the future, called "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology.

     These forward-looking statements include, without limitation, statements about:

o    our market opportunity;
o    our strategies;
o    competition;
o    expected activities and expenditures as we pursue our business plan; and
o    the adequacy of our available cash resources.

     These statements appear in a number of places in this report and include statements regarding our intent, belief or current expectations, those of our directors or officers with respect to, among other things: (i) trends affecting our financial condition or results of operations, (ii) our business and growth strategies, (iii) the Internet and Internet commerce and (iv) our financing plans. Although we believe that the expectations reflected in the forward-looking statement are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

     The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar statements by existing public companies, does not apply to our offering.

     The accompanying information contained in this prospectus, including, without limitation, the information set forth under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" identify important factors that could adversely affect actual results and performance. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement.

                                 USE OF PROCEEDS

     The shares are being offered directly by us on a best-efforts, all or none basis. The shares will be sold on a first come-first serve basis. Unless all 1,000,000 shares are sold within 90 days of the date of this Prospectus, which period may be extended for an additional 30 days in our sole discretion, the offering will terminate and all of the funds theretofore received from subscribers will be promptly returned (along with any interest earned thereof). The proceeds of the offering will be held in escrow until the earlier of the date on which (i) all 1,000,000 shares are sold or (ii) the offering is terminated. Therefore, in the event that all 1,000,000 shares are not sold, prospective investors funds may be held in escrow for as long as 120 days before they are returned by the escrow agent.

     If the 1,000,000 shares offered are sold, the gross proceeds of this offering will be $50,000 and the net proceeds will be $50,000. We expect expenses of the offering, including, but not limited to, accounting fees and legal fees, to be approximately $19,000. Such expenses will be paid from our working capital. In addition, a legal fee has been paid through the issuance of 4 shares of our common stock at an agreed to price of $1,000 per share. Subsequently, however, on September 22, 2000, we effected a forward stock split on the basis of 100,000 to 1.

     The proceeds will be utilized for the payment of expenses incurred by us in creating and operating a web site and for our general expansion. We anticipate that the costs required to enhance our web site will be approximately $20,000. The balance of the proceeds will be used for working capital reserve for payment of unexpected operating expenses.

     It may be necessary for us to incur some administrative costs for preparation and filings of periodic reports with the Securities and Exchange Commission, the amount of which is not expected to be more than $10,000 through December 31, 2001. It is expected that these costs would be paid from existing working capital and cash flow from operations. We expect to keep any proceeds not utilized for these purposes in a working capital reserve for payment of unexpected operating expenses.

     Except as described in this prospectus, no portion of the proceeds of the offering will be paid to officers, directors and/or their affiliates or associates.

                    ARBITRARY DETERMINATION OF OFFERING PRICE

     There is no trading market for our shares. The initial offering price of $0.05 per share has been arbitrarily determined by us, and bears no relationship whatsoever to our assets, earnings, book value or any other objective standard of value. Among the factors considered by us in determining the initial offering price were:

*    The lack of trading market
*    The proceeds to be raised by the offering
* The amount of capital to be contributed by the public in proportion to the amount of stock to be retained by present stockholders

     We have not declared, and do not foresee declaring, any dividends now or into the foreseeable future.

                                    DILUTION

     The difference between the public offering price per share and the pro forma net tangible book value per share of our Common Stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock. Dilution arises mainly from the arbitrary decision by a company as to the offering price per share. Dilution of the value of the shares purchased by the public in this offering will also be due, in part, to the lower book value of the shares presently outstanding, and in part, to expenses incurred in connection with the public offering.

     Net tangible book value is the net tangible assets of a company (total assets less total liabilities and intangible assets; please refer to "Financial Statements"). At June 30,2000, we had a net tangible book value of $115,829 or $1,158.29 per share. Using the June 30, 2000 financial statements, our net tangible book value before this offering would have been $115,829 or $.011 per share after giving into pro forma effect the facts that (a) on July 1, 2000, we issued 4 shares of our common stock to Sierchio and Albert, P.C. for legal services and 1 share to a consultant; and (b) on September 22, 2000, we effected a 100,000 to 1 forward stock split, thus 10,500,000 shares are outstanding before this offering.

     After giving effect to the sale of the 1,000,000 shares being offered at an initial public offering price of $.05 per share and after deducting estimated expenses of this offering ($19,000), our adjusted net tangible book value at June 30, 2000 after the offering would have been $146,829 or $.013, representing an immediate increase in net tangible book value of $.002 per share to the existing shareholders and an immediate dilution of $.037 or 74% per share to new investors.

     The following table illustrates the above information with respect to dilution to new investors on a per share basis:

Initial public offering price                                                $.050
Pro forma net tangible book value at June 30,2000                             .011
Increase in pro forma net tangible book value attributed to new investors     .002
Adjusted pro forma net tangible book value after offering                     .013
Dilution to new investors                                                     .037

     The following table sets forth, on a pro forma basis as of June 30,2000, with respect to our existing stockholders and new investors, a comparison of the number of shares of common stock we issued, percentage ownership of those shares, the total consideration paid, the percentage of consideration paid and the average per share.

                                      Shares Purchased               Total Consideration
                                   -------------------------      --------------------------
                                   Average
                                   Number       Percentage        Amount        Percentage      Price per Share
                                   ------       ----------        ------        ----------      ---------------

Existing shareholders              10,500,000      91.3%          $  28,449        36.3%          $.003
New investors                       1,000,000       8.7              50,000        63.7            .050
                                   ----------     --------        ---------      --------         ------

Total                              11,500,000     100.0%          $  78,449       100.0%          $.007
                                   ==========     =======         =========       ======          =====

                              PLAN OF DISTRIBUTION

     We offer the right to subscribe for up to 1,000,000 shares at $0.05 per share. The minimum number of shares you can purchase is 1,000. We propose to offer the shares directly on a best efforts, all or none basis. Therefore, all 1,000,000 shares must be sold before the offering can be completed. No compensation is to be paid to any person for the offer and sale of the shares. Our president may distribute prospectuses related to this offering. We estimate that approximately 100 Prospectuses will be distributed by her. She intends to distribute Prospectuses to acquaintances, friends and business associates.

     Although our president is an associated person as that term is defined in Rule 3a4-1 under the Exchange Act, she is deemed not to be a broker for the following reasons:

* She is not subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of her participation in the sale of our securities.

* She will not be compensated for her participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

* She is not an associated person of a broker or dealers at the time of her participation in the sale of our securities.

*    She will restrict her participation to the following activities:

     * Preparing any written communication or delivering that communication through the mails or other means that does not involve oral solicitation by her of a potential purchaser;

     * Responding to inquiries of potential purchasers in communications initiated by the potential purchasers, provided however, that the content of those responses are limited to information contained in a registration statement filed under the Securities Act or other offering document; and

     * Performing ministerial and clerical work involved in effecting any transaction.

     As of the date of this prospectus, no broker has been retained by us for the sale of shares being offered. In the event a broker who may be deemed an underwriter is retained by us, an amendment to our registration statement will be filed.

     Method of Subscribing

     You may subscribe by filling in and signing the subscription agreement and delivering it, prior to the expiration date, to us. The subscription price of $0.05 per share must be paid in cash or by check, bank draft or postal express money order payable in United States dollars to the order of Sierchio & Albert, P.C., as Escrow Agent and delivered to us. We reserve the right to reject any subscription in whole or in part in our sole discretion for any reason whatsoever notwithstanding the tender of payment at any time prior to our acceptance of the subscriptions received.

     The funds received from the subscribers will be held by our legal counsel, Sierchio &

Albert, P.C., as escrow agent, in an interest bearing account. If all 1,000,000 shares are not sold within 90 days of this Prospectus, which period may be extended for an additional 30 days by us in our sole discretion, the offering will terminate and all funds theretofore received from subscribers will be promptly returned (along with any interest earned thereon) to such subscribers.

Expiration Date

     This offering will expire 90 days from the date from the date of this prospectus, unless concluded by us on an earlier date as we may deem appropriate or extended by us for an additional 30 days in our sole discretion and without notice.

                             SELECTED FINANCIAL DATA

     Set forth below are summary statements of operations data for the six months ended June 30, 2000 and 1999, and the years ended December 31, 1999 and December 31, 1998, and summary balance sheet data as of June 30, 2000 and 1999, and December 31, 1999 and 1998. This information should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this prospectus.

------------------------------- -------------------------- --------------------------
                                Six Months Ended June 30,   Years Ended December 31,
                                2000            1999        1999             1998
------------------------------- -------------------------- --------------------------

Commission Revenue              $  90,161      $ 116,688    $ 231,087     $ 157,358

General Administrative
Expense                           100,432         71,495      171,973       133,981
                                ---------      ---------    ---------     ---------

Income (loss) from Operations     (10,271)        45,193       59,114        23,377

Net Income (loss)                 (10,571)        32,299       42,181        17,368

Retained Earnings                 102,951         93,069      102,951        60,770

Earnings (Loss) Per Share:
   Basic and Diluted              (105.71)        322.99       421.81        173.68
   Proforma Basic & Diluted(1)      (.001)          .003          004          .002
Total Assets                      142,414        139,149      152,985        92,850

Total Liabilities                  26,585         22,631       26,585         8,631

Stockholders Equity               115,829        116,518      126,400        84,219

(1) Proforma earnings (loss) per share - basic and diluted where calculated based on the 100,000 to 1 stock split being retroactive to the date of incorporation on the 100 shares of common stock outstanding.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

     We are licensed by the City of New York to resell tickets to Broadway and Off-Broadway theatre performances. Typically, we buy group tickets on behalf of a customer group (usually a minimum of 20 persons) and our fee is paid, with limited exceptions by the theatre. These exceptions include Saturday night tickets, certain holiday periods or if the group falls below 20 persons, in which case the fee is paid by the customer. On occasion, as a special accommodation for group customers, two or four tickets are purchased. A fee for this service is paid by the customer.

     Revenue is not recognized by us until the date the invoice is generated. Payment from the theatre occurs after the date of the performance. At times payment may be as long as a year after the sale of the tickets. We may suffer losses as a result of the cancellation of performances. However, historically, these losses have not been significant nor do we expect them to be significant in the future.

     We have been in operation since April 1988. Prior to 1989, Mrs. Maxwell operated the same business as a sole proprietorship.

     We plan to inaugurate an Internet based marketing program that will enable American ticket buyers who plan to visit other English speaking countries to buy their tickets before leaving the United States and make information on these venues readily available. The plan would also enable global buyers of individual tickets to purchase their tickets for Broadway and Off-Broadway tickets by the internet before leaving for New York. All theatre information is currently on our web sites for groups. The same information for present and future shows would be necessary information for theatre goers to plan their visits to New York.

     We are also looking into the possibility of establishing an email ticket distribution system to be organized between us, one of the ticket sellers (eg. Ticketmaster or Telecharge) with the cooperation of specific producers of shows to have discounts and seat availabilities. This plan is in the formative state and development will not begin until completion of the offering. At this point in time, however, we have not initiated any discussions with ticket sellers or producers.

     We are exploring the organization of a hit theatre ticket club for individual tickets to be sold on a subscription basis that will allow ticket buyers in the New York area to buy 2 or 4 tickets in advance of the theatre season. This plan has been successful when sold by New York institutional theatres, touring companies and specific markets other than New York. This plan would enable buyers to select three or four shows from different producers rather than one theatre or one subscription house.

     We are currently on six web sites (two of our own and four others where we are listed as a source for group Broadway ticket sales) and on approximately 400 search engines in the category of Broadway shows/Theatre Group Sales. Agency Entertainment. It is our intention to continue to be listed on every possible search engine.

FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND JUNE 30, 1999

RESULTS OF OPERATIONS

     For the six months ended June 30, 2000, we had a net loss of $10,571 as compared to a net income of $32,299 for the six months ended June 30, 1999. This is attributable to the fact that our commission revenues decreased by $26,527 or 23% from $116,688 for the six month period ended June 30, 1999 to $90,161 for the same period in 2000. In addition, our expenses increased by 40% from $71,495 for the six months ended June 30, 1999 to $100,432 for the six months ended June 30, 2000.

     The decrease in commission revenues for the six months ended June 30, 2000 is due to the variable levels of customer payments and changing patterns of business and sales that we experience over the year. A more accurate assessment of our commission revenues would be made by analyzing our commission revenues at yearend as we expect that the commission revenues for the six months ended December 31, 2000 will most likely counterbalance the decrease we experienced in the six months ended June 30, 2000. The increase in our expenses for the six months ended June 30, 2000 is due to the fact that Mrs. Maxwell, our president, was paid a salary during this period, as compared to the same six month period in 1999 in which Mrs. Maxwell did not draw a salary.

LIQUIDITY AND CAPITAL RESOURCES

     For the six months ended June 30, 2000, we had a negative cash flow from operating activities of $16,320, compared to a positive cash flow from operating activities of $53,708 for the six months ended June 30, 1999. The negative cash flow for the six months ended June 30, 2000 is primarily attributable to the cash paid to suppliers and employees. Mrs. Maxwell was paid a salary during the six months ended June 30, 2000 as compared to the six months ended June 30, 1999, in which she was not paid a salary.

FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

RESULTS OF OPERATIONS

     For the year ended December 31, 1999, we had a net income of $42,181 compared to a net income of $17,368 in 1998, an increase of 142.9%. Although our operating expenses increased by 28.4% from $133,981 for the year ended December 31, 1998 to $171,973 for the year ended 1999, our commission revenues increased by 46.9% from $157,358 for the year ended December 31, 1998 to $231,087 for the year ended December 31, 1999.

     In 1998 bookings had increased to $2,500,000. A substantial portion of these bookings were for performances to be held in 1999 or 2000. As a result of this condition and because we are not paid by the theatres until after the dates of the respective performances, commission revenue for 1998 dropped and increased for 1999. The year 2000 should reflect a continuing increase in commission revenue as performances booked and paid for in 1998 and 1999 will take place and commissions are paid a week after the performance date. In addition, 2000 bookings are substantial and the new shows projected for the 2000/2001 season are being readily received. Until the Fall season gets underway, accurate projections are not possible. However, the interest in new productions and award winners is high and a banner year is expected.

LIQUIDITY AND CAPITAL RESOURCES

     We ended 1999 with a cash position of $38,078. We feel that our present cash flow is sufficient to satisfy our present requirements. We expect to use the proceeds from this offering to expand our operations and develop a web site. We anticipate a modest capital requirement for our web site production and expansion. Our present marketing methods will continue. However, we may require significant additional financial resources for future expansion, which we may seek to obtain through public or private equity offerings. We will need to seek additional capital to sustain our operations if revenue does not increase. If we do, there can be no assurance that we will be successful in raising a sufficient amount of additional capital or in internally generating a sufficient amount of capital. If we are unable to generate the required amount of additional capital, our ability to meet our obligations and to continue our operations may be adversely affected. No specific plans exist for such a financing at this time.

VARIABLES AND TRENDS

     We have been conducting the same type of business activities for over 11 years. Key variables in our industry are caused by the lack of popularity or attraction of certain productions. However, the demand to see Broadway and Off-broadway productions is constant. Successful shows are enjoying a longer run time (i.e. Cats ran for 18 years and Miss Saigon will have run for 9 years in December 2000) and more people are going to see theatre.

     In addition, there is a current trend of large, well financed companies such as Disney, SFX, Fox Theatricals and Dadger Theatricals furnishing productions backed by substantial promotion dollars. In fact, Disney is currently presenting three productions on Broadway and SFX has produced two productions with more scheduled in the coming season.

     New theatres and the "rebirth" of the Time Square area of New York City as well as the subsequent tourist increase promise more interest and business in theatre. All of the influences, changes and product development taking place including the changes in Times Square, the participation of the business giants and the promotion of all of live entertainment and the new theatres and restoration of several elegant historic showplaces can only affect us positively. Lion King (Disney) has been playing to 101% (standing room) capacity for 3 years by November. Cats and Miss Saigon will close after 17 years and 10 years, respectively. The longevity of several of the other shows (i.e. Fosse, Les Miserables and Phantom of the Opera, Jekyl and Hyde and Chicago) makes for a solid future for Broadway and Off-Broadway.

                                    BUSINESS

Overview

     We were incorporated under the laws of New York on April 18, 1989.

     Neither we nor any of our related companies have ever undergone bankruptcy, receivership, or similar proceeding.

Our Services

     Our company provides services for groups who are interested in attending New York's Broadway and Off-Broadway productions. We purchase group tickets from New York City theatres for certain Broadway and Off-Broadway productions for our clients at box office prices which may be subject to discounts in some cases, such as projected low sale periods, new shows and long runs needing business to continue. We select those shows from all of the ongoing productions, that meet certain customer criteria, such as critical appreciation, audience appeal, significant content and entertainment.

     We also provide our customers with information and recommendations on the various productions and theatre events. We inform our clients of what is expected in the upcoming seasons, an important service for customers who must plan ahead, as much as a year in some cases.

Our Current Sources of Revenues

     With the exception of Saturday evening or some holiday performance periods, our clients do not pay a fee for our services. All fees are paid by the respective theatres from which the tickets are purchased. A group consists of a minimum of 20 people. If the number in the group falls below 20 people, a fee is charged to the customer. All fees for 20 or more tickets are paid by the respective theatres from which the tickets were purchased. We do not maintain an inventory of tickets. Tickets are purchased only when an order is placed by our clients.

Our Customers

     We have varied types of clients including:

(a) corporations of all sizes who utilize our services as employee incentives and customer promotions;

(b) tour groups who bring pre-formed groups to New York and include theatre performances in their program;

(c)  schools and universities sponsoring student activities; and

(d)  charities running fund raisers.

     Our clients are located in all parts of the country with a concentration in the northeast. Our clients are solicited by telephone, recommendations from our existing clients and by the internet. We are currently listed on six web sites as a source for group tickets.

     We have a cadre of 2000 customers. However, no one customer accounts for more than approximately 8% of our sales volume. Volume for customers vary with seasons, popularity of certain shows or the customers' changing needs or policies.

     We are constantly soliciting new clients and servicing existing ones. We have kept many clients throughout our 11 years of operation. However, invariably, attrition of clients occurs due to personnel changes, mergers, bankruptcy or policy changes at our corporate clients.

     Some of our larger customers buy tickets in increments of 100, 200, or more. Tour companies buy tickets in multiples of bus loads (ie. 47-50 tickets). Some tour customers buy tickets for as many as three or four performances for a group coming to New York for a three or four day visit. Student groups come to perform with bands or as singers or choruses and include theatre as part of their entertainment. Some participants in the Macy's Thanksgiving Day Parade include theatres which we book. On occasion we have arranged theatre, restaurant and other diversions in an entertainment package.

Our Competitive Business Conditions

     Our business is highly competitive with at least seventeen companies, in the New York City area, who provide similar services. Some of our largest competitors are heavily financed and include producers such as Cameron MacIntosh's TDI, and theatre owner groups sales such as Shubert and Nederlander Theatres. Despite this extensive competition, we are able to maintain a strong competitive position, based upon our personal and more complete services. In addition, we maintain our strong competitive position by providing our clients with current and regular information on current and future attractions through a newsletter issued three times a year and bi weekly faxes.

     After 22 years in the group sales industry on Broadway, Mrs. Maxwell has built a following and has a strong relationship with box office personnel. Our relationship with other industry professionals, nurtured over the years, facilitates the services we provide.

     Mrs. Maxwell has built a highly regarded reputation for quality service and a comprehensive knowledge of the theatre. Her expertise enables her to offer opinions as to what is appropriate for each client or group. This type of personalized attention is sought after by our customers to enable them to sell the appropriate shows, plan into future periods and consult with knowledgeable theatre people.

     There are several positive factors developing in the live entertainment business. As cited elsewhere, New York theatre and Times Square are entering a new era due to the transformation of Times Square and its environs into a safe, exciting family oriented tourist destination as well as a mecca for the "bus and tunnel" customers from the population centered in the megalopolis (these areas are within a day roundtrip by bus to New York). New York is the second most sought after tourist destination after Orlando, Florida. In 1999, 36 million tourists journeyed to New York. A second trend is the production of family entertainment on Broadway by American predominant entertainment companies. Disney, who has three shows on Broadway, made the first inroad on 42nd Street to give credibility to the Times Square Reclamation Project which was assured when Disney revived and restored an historic theatre treasure, The New Amsterdam. SFX has two shows on Broadway and owns the Ford Theatre, a restoration and consolidation of two theatres into a 1700 seat showplace. The financial strength of these companies has brought about a large amount of advertising and merchandising that has created a surge of demand which can only help our company to do additional business. These expenditures and show-specific advertising campaigns are creating a new audience created by this new awareness.

     Ticket prices have moved upward in recent years. Our fees are based on a fixed percentage of these rising prices and coupled with the increased demand can only increase future revenue. With the use of the internet, it is expected that a whole new market will develop. We intend to use this means to develop and expand our business to the global market place.

Our Suppliers

     The discounted ticket prices and information which we provide to our clients is made available to us by the producers of the respective productions. Such information and discounts are essential to our sales of group theatre tickets. The discounts from box office prices are constantly changing and are determined by many factors including projected low periods (January), weather, vacations, slow down of long runs and certain days of the week, etc.

Regulatory Issues

     The City of New York requires us to obtain an annual license and to maintain an insurance policy against fraud. As such, we are bonded and licensed, as per the City of New

York regulations. We are also regulated by the New York State Attorney General which regulates ticket resale prices.

Research and Development

     Other than the costs associated with our search for new clients and industries, we do not spend funds on research and development. However, as we intend to expand the scope of our activities by placing greater reliance on the internet, we expect that the amount of funds we spend on research and development, in particular with respect to our web site, will slowly increase. Telephone solicitation will continue at a modest cost to us. We maintain an 800 number as a service to clients across the country.

Employees

     As of September 1, 2000, we employ a total of four employees of which two are full time, one is part time and one serves as a consultant.

Leasehold

     We operate a leased office, located at 1501 Broadway, Suite 1807, New York, New York 10036. We have a ten year lease due to expire in April 2010. Our annual rent for 2000 is $16,300.

Equipment

     We lease two computers at a cost of $250 per month. We will own them in May 2001. We also own a printer, a copier and a telephone system as well as additional pieces of office furniture.

     We believe that our properties are adequately covered by insurance as we carry fire, theft and liability insurance. We also carry worker's compensation insurance.

                                LEGAL PROCEEDINGS

               We are not a party to any pending legal proceeding.

                                   MANAGEMENT

     Our director(s), executive officer(s) and other key employees, and their ages, as of September 1, 2000 are as follows:

Name                       Age      Positions held with the Company     Since
----                       ---      -------------------------------     -----
Phyllis Maxwell            74       President and Director              1989
Richard Kelley             60       Vice President and Director         1998
Allen Vershel              69       Director                            September 2000

     The backgrounds of our directors, executive officers and significant employees are as follows:

     Phyllis Maxwell is the founder and has been president of our company since 1989. After over 20 years of experience in theatre, Mrs. Maxwell has built relationships with box office personnel as well as a reputation for service and knowledge of theatre.

     Richard Kelley has thirty years of experience in theatre including work as a company manager and box office treasurer. Mr. Kelley has been with us since September 1998. From 1988 through 1998, he served as the Director of Ticketing Operations for the Stamford Center for the Arts. As a group theatre advisor, his extensive knowledge of theatre (past, present and future) is an invaluable tool. His advice and counsel is sought by clients.

     Allen Vershel has been a director of our company since September 5, 2000. Mr. Vershel has degrees in dentistry, law and healthcare administration degrees. From 1978 to present, Mr. Vershel has been a consultant with Second Opinion Dental Consultants where he reviews and evaluates dental malpractice cases for attorneys and insurance companies. Mr. Vershel also serves on the Board of Directors of two private companies.

                             EXECUTIVE COMPENSATION

     The following summary compensation table reflects all compensation awarded to, earned by, or paid to our Chief Executive Officer and president and other employees for all services rendered to us in all capacities during each of the years ended December 31, 1997, 1998 and 1999. None of our other executive offices received salary and bonus exceeding $100,000 during those years.


---------------------------------------------------------------------------------------------------------
                                       Summary Compensation Table
------------------------------------------------- -------- -------------- ---------- --------------------
                                                                                         All Annual
                                                                                         ----------
          Name and Principal Position              Year       Salary        Bonus       Compensation
          ---------------------------              ----       ------        -----       ------------
                                                                                            (**)
------------------------------------------------- -------- -------------- ---------- --------------------
Phyllis Maxwell                                    1997    $48,500        $ 0        $ 0
President                                          1998    $ 4,000        $ 0        $ 0
                                                   1999    $48,500(1)     $ 0        $ 0
------------------------------------------------- -------- -------------- ---------- --------------------
Richard Kelley                                     1997    $   --         $ --       $ --
Vice President                  (Sept. - Dec.)     1998    $ 28,000       $ 0        $ 0
                                                   1999    $50,495(2)     $ 0        $ 0
------------------------------------------------- -------- -------------- ---------- --------------------

(1) Mrs. Maxwell receives health insurance and related fringe benefits which amounted in total to approximately $5,722 in 1999 and $7,068 in 1998. As a requirement of business, Mrs. Maxwell attends every show on Broadway and much of off Broadway. A portion of expenses are included in T & E such as meals, transportation and entertaining customers.

(2) Mr. Kelley receives health insurance and other fringe benefits which amounted in total to approximately $1,050 in 1998 and $3,200 for 1999.

Directors' Compensation

     Directors are not compensated for their services as such, include amounts.

Employment and Severance Agreement

     There are no employment contracts or agreements between the company and the officers.

     We do not have any employee stock option or other incentive plans

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of September 22, 2000 the beneficial ownership of common stock of each person known to us who owns more than 5% of our issued and outstanding common stock and of our directors, executive officers and significant employees.


Name and address* of                Amount and Nature                 Percent of
Beneficial Owner                    of Beneficial Ownership              Class
-------------------------           -----------------------              -----
Phyllis Maxwell                           10,000,000                      95%

Richard Kelley                               0                             0

Allen Vershel                                0                             0

All directors, executive officers         10,000,000                      95%
And significant employees as a
Group (3 persons)

*Unless otherwise referenced, the address for each of the above mentioned parties is c/o Phyllis Maxwell's Groups, Inc., 1501 Broadway, Suite 1807, New York, New York 10036.


                          DESCRIPTION OF CAPITAL STOCK

Common Stock

     We are authorized to issue 20,000,000 shares of common stock, $0.0001 par value per share, of which 10,500,000 shares were issued and outstanding as of the date of this prospectus. Each outstanding share of common stock entitles the holder to one vote, either in person or by proxy, on all matters that may be voted upon by the owners of those shares at meetings of the stockholders.

     The holders of common stock (i) have equal rights to dividends from funds legally available for the payment of dividends, when, as and if declared by our board of directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, and
(iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

     All shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable, with no personal liability attaching to their ownership. The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of our directors if they so choose and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

     Each share of common stock is entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by the board of directors from funds legally available therefor. No holder of any shares of common stock has any pre-emptive right to subscribe for any of our securities. Upon dissolution, liquidation or winding up of our company, the assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any. All shares of common stock outstanding are fully paid and nonassessable.

     Each shareholder of common stock is entitled to one vote per share with respect to all matters that are required by law to be submitted to shareholders. The shareholders are not entitled to cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the shares voting in the election of directors will be able to elect all the directors if they choose to do so.

Dividends

     We have not declared any dividends since inception, and have no present intention of paying any cash dividends on our common stock in the foreseeable future. The payment of dividends, if any, in the future, rests within the discretion of our board of directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant facts.

Transfer Agent and Registrar

     Currently, we are acting as our own transfer agent and registrar for our common stock. Upon completion of the offering we will engage Stocktrans, Inc.,7
E. Lancaster Avenue, Ardmore, Pennsylvania 19003 to act as our transfer agent.

Market for our Common Stock

     There has been no trading market for our common stock.

     There are currently three holders of our outstanding common stock. The outstanding common stock was sold in reliance upon an exemption from registration contained in Section 4(2) of the Securities Act. There can be no assurance that a trading market will develop. To date, neither we nor anyone acting on our behalf has taken any affirmative steps to retain or encourage any broker/dealer to act as a market maker for our common stock. Further, there have been no discussions or understandings, preliminary or otherwise, between us or anyone acting on our behalf and any market maker regarding the participation of any such market maker in the future trading market, if any, for our common stock.

     There are no outstanding options or warrants to purchase, or securities convertible into, our common equity. The 10,500,000 shares of our common stock currently outstanding are restricted securities as that term is defined in the Securities Act.

     As of the date of this prospectus, none our shares of common stock are immediately eligible for sale in the public market without restriction or further registration under the Securities Act of 1933, unless purchased by or issued to any "affiliate" of ours, as that term is defined in Rule 144 promulgated under the Securities Act of 1933, described below. All other outstanding shares of our common stock are "restricted securities" as such term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144, 144(k) or 701 promulgated under the Securities Act of 1933 or another exemption from registration.

     Sales of substantial amounts of our common stock under Rule 144, this prospectus or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities.

               LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     We believe that provisions of our Articles of Incorporation and bylaws will be useful to attract and retain qualified persons as directors and officers. Our Articles of Incorporation limit the liability of directors and officers to the fullest extent permitted by New York law. This is intended to allow our directors and officers the benefit of New York's corporation law which provides that directors and officers of New York corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under circumstances which involve acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     Sierchio & Albert, P.C., our legal counsel, owns, in the aggregate, 400,000 shares of our common stock.

                                  LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby has been passed upon for us by Sierchio & Albert, P.C., New York, New York.

                                     EXPERTS

     The financial statements of Phyllis Maxwell's Groups, Inc. at December 31, 1999 and 1998, appearing in this prospectus and in the registration statement have been audited by Marden, Harrison & Kreuter, CPAs, P.C., independent chartered accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts, agreements or other documents, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

     We intend to send an annual report, including audited financial statements, to our shareholders. We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

     Our registration statement can be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                         PHYLLIS MAXWELL'S GROUPS, INC.

                              FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1998 AND 1999

                   ------------------------------------------



                                    CONTENTS
                                    --------




Independent auditors' report

Financial statements:

   Balance sheets

   Statements of operations and retained earnings

   Statements of cash flows

   Notes to financial statements

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholder
Phyllis Maxwell's Groups, Inc.
1501 Broadway
Suite 1807
New York, New York 10036

We have audited the accompanying balance sheets of Phyllis Maxwell's Groups, Inc. as of December 31, 1998 and 1999 and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Phyllis Maxwell's Groups, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Marden, Harrison & Kreuter
Certified Public Accountants, P.C.




White Plains, New York
August 7, 2000

                         PHYLLIS MAXWELL'S GROUPS, INC.

                                 BALANCE SHEETS

                                 --------------

                                                       Year ended      Year ended        Six months
                                                       December 31,    December 31,         ended
                                                         1998              1999         June 30, 2000
                                                       --------         --------        -------------
                                                                                         (Unaudited)
ASSETS
Current assets:
   Cash                                                $    529         $ 38,078         $ 21,758
   Commissions receivable                                80,472           92,111           97,860
   Other assets                                              34            5,666            5,666
                                                       --------         --------         --------

          Total current assets                           81,035          135,855          125,284

Loans receivable - stockholder                           11,815           17,130           17,130
                                                       --------         --------         --------

          Total assets                                 $ 92,850         $152,985         $142,414
                                                       ========         ========         ========


LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
   Accounts payable                                    $  1,013         $    330         $    330
   Deferred taxes payable                                 7,618           26,255           26,255
                                                       --------         --------         --------

          Total liabilities                               8,631           26,585           26,585
                                                       --------         --------         --------

Commitments

Stockholder's equity:
   Common stock, no par value; 200 shares
     authorized, 100 shares issued and outstanding          100              100              100
   Additional paid-in capital                            23,349           23,349           23,349
   Retained earnings                                     60,770          102,951           92,380
                                                       --------         --------         --------

          Total stockholder's equity                     84,219          126,400          115,829
                                                       --------         --------         --------

          Total liabilities and stockholder's equity   $ 92,850         $152,985         $142,414
                                                       ========         ========         ========


   The accompanying notes are an integral part of these financial statements.

                         PHYLLIS MAXWELL'S GROUPS, INC.

                            STATEMENTS OF OPERATIONS
                              AND RETAINED EARNINGS
                              ---------------------

                                             Year ended        Year ended        Six months         Six months
                                            December 31,       December 31,        ended              ended
                                               1998               1999          June 30, 1999      June 30,2000
                                            ------------     --------------     -------------      ------------
                                                                                (Unaudited)        (Unaudited)


Commission revenue                           $ 157,358          $ 231,087          $ 116,688          $  90,161

General and administrative expenses            133,981            171,973             71,495            100,432
                                             ---------          ---------          ---------          ---------

Income (loss) from operations                   23,377             59,114             45,193            (10,271)

Interest income                                  2,791              2,454              1,106               --
                                             ---------          ---------          ---------          ---------

Income (loss) before income taxes               26,168             61,568             46,299            (10,271)
                                             ---------          ---------          ---------          ---------

Income taxes:
   Current                                       1,182                750               --                  300
   Deferred                                      7,618             18,637             14,000               --
                                             ---------          ---------          ---------          ---------

                                                 8,800             19,387             14,000                300
                                             ---------          ---------          ---------          ---------

Net income (loss)                               17,368             42,181             32,299            (10,571)

Retained earnings, beginning of period          43,402             60,770             60,770            102,951
                                             ---------          ---------          ---------          ---------

Retained earnings, end of period             $  60,770          $ 102,951          $  93,069          $  92,380
                                             =========          =========          =========          =========



   The accompanying notes are an integral part of these financial statements.

                         PHYLLIS MAXWELL'S GROUPS, INC.

                            STATEMENTS OF CASH FLOWS

                            -------------------------

                                            Year ended        Year ended      Six months       Six months
                                            December  31,     December  31,     ended           ended
                                                1998             1999         June 30, 1999   June 30,2000
                                            ------------     --------------   -------------   ------------
                                                                              (Unaudited)        (Unaudited)

Cash flows provided by (used in):
   Operating activities:
     Cash received from customers            $ 131,039          $ 219,448       $ 124,097        $  84,412
     Cash paid to suppliers and
      employees                               (128,738)          (178,288)        (71,495)        (100,432)
     Interest received                           2,791              2,454           1,106             --
     Income tax paid                            (1,182)              (750)           --               (300)
                                             ---------          ---------       ---------        ---------

          Net cash provided by (used
             in) operating activities            3,910             42,864          53,708          (16,320)
                                             ---------          ---------       ---------        ---------

   Financing activities:
     Loans to stockholder                       (3,381)            (5,315)        (14,800)            --
                                             ---------          ---------       ---------        ---------

          Net cash used in
             financing activities               (3,381)            (5,315)        (14,800)            --
                                             ---------          ---------       ---------        ---------

Net increase (decrease) in cash                    529             37,549          38,908          (16,320)

Cash, beginning of period                         --                  529             529           38,078
                                             ---------          ---------       ---------        ---------

Cash, end of period                          $     529          $  38,078       $  39,437        $  21,758
                                             =========          =========       =========        =========


   The accompanying notes are an integral part of these financial statements.

                         PHYLLIS MAXWELL'S GROUPS, INC.

                            STATEMENTS OF CASH FLOWS
                                   (CONCLUDED)

                            -------------------------

                                                      Year ended        Year ended      Six months       Six months
                                                      December  31,     December  31,     ended           ended
                                                          1998             1999         June 30, 1999   June 30,2000
                                                      ------------     --------------   -------------   ------------
                                                                                         (Unaudited)    (Unaudited)

Reconciliation of net income (loss) to net cash provided by (used in) operating activities:

       Net income                                      $ 17,368         $ 42,181         $ 32,299        $(10,571)
                                                       --------         --------         --------        --------

   Adjustments to reconcile net income
     (loss) to net cash provided by
       (used in) operating activities:

     Changes in assets (increase)
       decrease:
         Commission receivable                          (26,319)         (11,639)           7,409          (5,749)
         Other assets                                     6,910           (5,632)            --              --
     Changes in liabilities increase
      (decrease):
         Accounts payable                                (1,667)            (683)            --              --
         Deferred income taxes payable                    7,618           18,637           14,000            --
                                                       --------         --------         --------        --------

                Total adjustments                       (13,458)             683           21,409          (5,749)
                                                       --------         --------         --------        --------

                Net cash provided by (used
                  in) operating activities             $  3,910         $ 42,864         $ 53,708        $(16,320)
                                                       ========         ========         ========        ========


   The accompanying notes are an integral part of these financial statements.

                         PHYLLIS MAXWELL'S GROUPS, INC.

                          NOTES TO FINANCIAL STATEMENTS
                (Including data applicable to unaudited periods)

                     YEARS ENDED DECEMBER 31, 1998 AND 1999
                     --------------------------------------


(1)  Nature of operations:

     Phyllis Maxwell's Groups, Inc. (the Company) is licensed by the City of New York to resell group tickets to Broadway and off-Broadway performances.

(2)  Interim financial statements:

     The balance sheet as of June 30, 2000 and the related statements of operations and retained earnings and cash flows for the six month periods ended June 30, 1999 and 2000 are unaudited. However, in the opinion of management these interim financial statements include all adjustments (consisting of only normal recurring adjustments) which are necessary for the fair presentation of the results for the results for the interim periods presented. The results of operations for the unaudited six-month period ended June 30, 2000 are not necessarily indicative of the results which may be expected for the entire 2000 fiscal year.

(3)  Summary of significant accounting policies:

     (A)  Revenue recognition:

          Commission revenue is recognized at the date the invoice is generated. The Company is paid directly from the theatre after the date of the performance, which may be over a year after the date of the invoice. The Company may have losses due to cancellation of performances. Historically, these losses have not been significant and losses under present obligations are not expected to be significant. Accordingly, no provision has been made for future losses that may result from a cancellation of a performance. It is at least reasonably possible that the Company's estimate will change in the near term.

     (B)  Income taxes:

          Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The temporary differences relate primarily to the bases of revenue recognition for financial and income tax reporting purposes. The deferred taxes represent the future tax return consequences of those differences which will either be taxable or deductible when the assets and liabilities are recovered or settled.

     (C)  Use of estimates:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

                         PHYLLIS MAXWELL'S GROUPS, INC.

                          NOTES TO FINANCIAL STATEMENTS
                (Including data applicable to unaudited periods)
                                   (CONTINUED)

                     YEARS ENDED DECEMBER 31, 1998 AND 1999
                     --------------------------------------

(4)  Operating leases:

     At December 31, 1999, the Company is obligated under operating leases for office space and office equipment, with minimum lease payments through April 2010 as follows:

              Year ending
              December 31,                              Amount
              ------------                              ------

                  2000                                  $   16,973
                  2001                                      16,558
                  2002                                      16,354
                  2003                                      16,354
                  2004                                      16,354
                  Thereafter                                96,909
                                                        ----------

                                                        $  179,502

     Rent expense for the years ended December 31, 1998 and 1999 applicable to these operating leases was $14,119 and $16,447, respectively.

     Rent expense for the six-month periods ended June 30, 1999 and 2000 applicable to these operating leases was approximately $8,500 and $9,300, respectively.

(5)  Concentration risk:

     Financial instruments, which potentially expose the Company to concentrations of credit risks, consist primarily of cash and commissions receivable.

     Commissions receivable are due from production companies, which operate in theaters throughout New York City. The Company minimizes its risks by monitoring its customer balances.

     The Company at times during the year maintains its cash in accounts which exceed Federally insured limits for such accounts. The Company limits its credit risk by selecting financial institutions considered to be highly creditworthy.

(6)  Related party:

     (A)  Loans receivable - stockholder:

          At December 31, 1998 and 1999, the Company has advanced its stockholder amounts totaling $11,815 and $17,130, respectively. At June 30, 2000, the Company has advanced its stockholder amounts totaling $26,255. These advances are noninterest bearing and are not expected to be repaid within one year.

                         PHYLLIS MAXWELL'S GROUPS, INC.

                          NOTES TO FINANCIAL STATEMENTS
                (Including data applicable to unaudited periods)

                     YEARS ENDED DECEMBER 31, 1998 AND 1999
                     --------------------------------------


(7)  Subsequent event:

     On July 1, 2000, the Company issued four shares of its common stock to its legal counsel and one share of its common stock to a consultant.

                         PHYLLIS MAXWELL'S GROUPS, INC.


                               1,000,000 Shares of
                                  Common Stock
                              --------------------

                                   PROSPECTUS
                              --------------------

                                 _________, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities  and  Exchange  Commission  Registration  Fee          $    13.20
Accounting  Fees  and  Expenses                                   $ 1,500.00
Legal  Fees  and  Expenses                                        $15,000.00
Miscellaneous                                                     $ 2,500.00
         Total                                                    $19,013.20

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Except as hereinafter set forth, there is no charter provision, bylaw, contract, arrangement or statute under which any officer or director of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

Indemnification of Directors and  Officers

     Section 722 of New York Business Corporation Law, as amended, provides for the indemnification of the company's officers, directors and corporate employees and agents under certain circumstances as follows:

AUTHORIZATION FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) A corporation may indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendre, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

     (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or if no action was brought, any court of competent jurisdiction , determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

     Section 723 of the New York Business Corporation Law, as amended, provides for the payment of indemnification other than by a court award.

     Notwithstanding a failure of a corporation to provide indemnification and despite any contrary resolution of the board or of the shareholders, Section 724 of New York Business Corporation Law, as amended, provides for the indemnification of a company's officers and directors by a court. Moreover,
Section 726 of the New York Business Corporation Law provides for the situations in which a corporation shall have the power to purchase and maintain insurance for indemnification of directors and officers.

The Securities and Exchange Commission's Policy on Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any provisions contained in its certificate of incorporation, or by-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Our articles of incorporation provide that the corporation shall, to the fullest extent permitted by the Business Corporation Law of the State of New York, indemnify any and all persons whom it shall have power to indemnify under
Article 7 thereof.

     The indemnification provided by our Articles of Incorporation is not exclusive of any other rights to which those indemnified may be entitled under the bylaws, any agreement, vote of shareholders or disinterested directors or otherwise, and any procedure provided for by any of the foregoing, both as to action in his or her official capacity and as to action in another while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors and administrators of such a person.

     Our by-laws give effect to the foregoing provision's of our Articles of Incorporation.

     The Company may obtain liability insurance for its directors and officers covering, subject to exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors or officers of Phyllis Maxwell's Groups, Inc.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Set forth in chronological order is information regarding shares of common stock issued during the past three years. Also included is the consideration, if any, received by us for such shares and information relating to the section of the Securities Act of 1933 (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

     On July 1, 2000, the company issued 4 shares of its Common Stock to Sierchio & Albert, P.C., the company's legal counsel, in consideration for legal services performed for the company. The company believes that such transaction was exempt from registration under the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder as a transaction by an issuer not involving any public offering

     On July 1, 2000, the company issued one share of its Common Stock to Mr. Tony Russo in consideration for consulting services performed for the company. The company believes that such transaction was exempt from registration under the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder as a transaction by an issuer not involving any public offering

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A)  EXHIBITS

The following Exhibits are attached hereto:

                                  EXHIBIT INDEX

EXHIBIT           DESCRIPTION OF EXHIBIT AND FILING REFERENCE
NUMBER

3.1(a)            Articles of Incorporation

3.1(b)            Certificate of Amendment to the Articles of Incorporation

3.2               Bylaws

5.1 Opinion of Sierchio & Albert, P.C., regarding the legality of the securities being registered

23.1              Consent of Sierchio & Albert, P.C. (included in Exhibit 5.1)

23.2              Consent of Marden, Harrison & Kreuter, CPAs, P.C.

27.1              Financial Data Schedule


(B)  FINANCIAL STATEMENT SCHEDULES

     Financial Statement Schedules omitted because the information is included in the Financial Statements and Notes thereto.


ITEM 17. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on the 28th day of September, 2000.

PHYLLIS MAXWELL'S GROUPS, INC.

By: /S/ Phyllis Maxwell
Phyllis Maxwell
President



SIGNATURE                          TITLE                                 DATE

/s/ Phyllis Maxwell                President and Director             9/28/00
Phyllis Maxwell



/s/ Richard Kelley                 Vice President and Director        9/28/00
Richard Kelley

                                  EXHIBIT INDEX


The following Exhibits are attached hereto:

EXHIBIT    DESCRIPTION OF EXHIBIT AND FILING REFERENCE
NUMBER                                                                      PAGE
------                                                                      ----

3.1(a)     Certificate of Incorporation                                      43

3.1(b)     Certificate of Amendment to the Certificate of Incorporation      45

3.2        Bylaws                                                            47

5.1        Opinion of Sierchio & Albert, P.C., regarding the legality of
           the securities being registered                                   55

23.1       Consent of Sierchio & Albert, P.C. (included in Exhibit 5.1)      55

23.2       Consent of Marden, Harrison & Kreuter, CPAs, P.C.                 57

27.1       Financial Data Schedule                                           58